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                                                                    EXHIBIT 11.1

                       CROWN CASTLE INTERNATIONAL CORP.

                            COMPUTATION OF NET LOSS
                               PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
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                                                           THREE MONTHS              SIX MONTHS
                                                          ENDED JUNE 30,           ENDED JUNE 30,
                                                       --------------------     ---------------------
                                                         2001        2002         2001        2002
                                                       --------    --------     --------    ---------
Net loss..........................................   $ (84,733)    $ (68,598)    $(152,788)   $(171,991)
Dividends on preferred stock..................         (20,265)      (20,861)      (39,770)     (40,966)
                                                     ---------     ---------     ---------    ---------
Net loss applicable to common stock for basic
 and diluted computations.....................       $(104,998)    $ (89,459)    $(192,558)   $(212,957)
                                                     =========     =========     =========    =========
Weighted-average number of common shares
 outstanding during the period for basic and
 diluted computations (in thousands)..........         214,059       220,897       212,627      220,159
                                                     =========     =========     =========    =========
 Loss per common share - basic and diluted....       $   (0.49)    $   (0.41)     $  (0.91)   $   (0.97)
                                                     =========     =========      ========    =========
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